POWER OF ATTORNEY


The undersigned, Alkis N. Meimaris ("Meimaris"), as a Section 16 reporting person of TBS International Limited (the "Company"), hereby constitutes and appoints Tara C. DeMakes ("DeMakes"), as his true and lawful attorney-in-fact ("Attorney-In-Fact") to:

1.
complete and execute Forms ID, 3, 4 and 5 and other forms and all amendments thereto as such Attorney-In-Fact in her discretion shall determine to be required or advisable pursuant to Section 16 of the Securities Exchange Act of 1934 (as amended) ("Section 16") and the rules and regulations promulgated thereunder, or any successor laws and regulations, as a consequence of Meimaris's ownership, acquisition or disposition of securities of the Company; and

2. do all acts necessary
in order to file such forms with the Securities and Exchange Commission ("SEC"), any securities exchange or national association, the Company or such other person, entity or agency as the Attorney-In-Fact shall deem appropriate. Meimaris agrees to ratify and confirm and hereby ratifies and confirms, the signing, execution and delivery to the SEC, any securities exchange or national association, the Company or any other person, entity or agency on Meimaris's behalf, of all documents that the Attorney-In-Fact shall or purports to sign, execute and deliver by virtue of this power of attorney ("Power of Attorney"), and all else that the said Attorney-In-Fact and agents shall do or cause to be done by virtue hereof. Meimaris acknowledges that the foregoing Attorney-In-Fact, in serving in such capacity at his request, is not assuming, nor is the Company assuming, any of Meimaris's responsibilities to comply with Section 16.

This Power
of Attorney shall remain in full force and effect until Meimaris is no longer required to file Forms ID, 3, 4 and 5 with respect to his holdings of, and transactions in, securities issued by the Company, unless earlier terminated by the Attorney-In-Fact, and commences on the day and year written below.

This Power of Attorney shall be terminable by DeMakes at anytime and for any reason during the period of this Power of Attorney. Meimaris shall have no power to terminate this Power of Attorney for its duration without prior notice to the Company.

This Power of Attorney
shall be governed by and the rights of the parties shall be construed in accordance with the laws of the state of New York (without reference to choice of law doctrine to the extent that the application of the laws of another jurisdiction would be required thereby).

IN WITNESS WHEREOF,
the undersigned has caused this Power of Attorney to be executed as of this 20th day of June, 2005.

Signature: /s/ Alkis Meimaris
Name:		  Alkis
Meimaris

STATE OF NEW YORK

COUNTY OF WESTCHESTER




	On this 20th day of June, 2005, before me personally appeared
Alkis N. Meimaris, to me personally known, who, being duly sworn, says that he resides at 4 Crescent Way, Fort Lee, NJ, and he acknowledged that the execution of the foregoing Power of Attorney was his free act and deed.





Tara C. DeMakes
Notary Public





My Commission Expires: November 1, 2005